Exhibit 99.2

LIGAND PHARMACEUTICALS

Moderator: Erika Luib
February 12, 2009
3:30 p.m. CT

Operator:

Good afternoon.  My name is (Andrew) and I will be your conference operator today.  At this time, I would like to welcome everyone to the Ligand fourth quarter and year end results conference call.

All lines have been placed on mute to prevent any background noise.  After the speaker’s remarks, there will be a question and answer session.  If you would like to ask a question during this time, simply press star, then the number one on your telephone keypad.

If you would like to withdraw your question, press the pound key.  Thank you, it is now my pleasure to turn today’s call over to Miss Erika Luib, Investor Relations.  Go ahead, ma’am.

Erika Luib:

Thanks, (Andrew).  Welcome everyone to Ligand’s fourth quarter results and business update conference call.  Joining me today are John Higgins, President and CEO of Ligand Pharmaceuticals, John Sharp, Vice President of Finance and CFO and Dr. Martin Meglasson, Vice President of Discovery Research.

Before we begin the call, just a reminder to everyone that today’s call will contain forward looking statements within the meaning of federal securities laws.  These may include, but are not limited to statements regarding intent, belief, or current expectations of the company, its internal and partnered programs, regulations affecting the company’s business and its management.  These statements involve risk and uncertainties and actual events or results may differ materially from the projections described in today’s press release and this conference call.

Additional information concerning risk factors and other matters concerning Ligand can be found in Ligand’s public period filings with the Securities and Exchange Commission which are available at www.sec.gov.  The information in this conference call related to projections or other forward looking statements represents the company’s best judgment as of today, February 12, 2009.

Ligand undertakes no obligation to revise or update any statements to reflect events or circumstances after the date of this conference call.

At this time, I’ll turn the conference call over to John Higgins.  John?

John Higgins:

Hey, Erika, thank you.  Thanks everybody for joining us this afternoon.  This is our first call of 2009 and it comes at a time where just recently, over the last few months, we’ve had several significant and positive events that are transforming our company.

The equity markets are in rough shape, no doubt, but Ligand is doing well.

In addition to updating you on our financials, it’s a great time to talk about the business.  After my remarks, John Sharp will provide information on our financials and then Martin will provide some highlights from some of our partnered and internal research programs.

As investors and analysts evaluate Ligand, I want to focus people on what excites us about the business.  First, we have a dynamite royalty asset and partnership with GSK for Promacta and other (tepo) molecules.  Promacta was just approved, we think its targeting a big potential market and GSK has done an excellent job advancing the program.

Second, we have a long list of fully funded drug development collaboration with big pharma.  Now, when I say fully funded, I mean the partners are paying all the development costs and commercial costs for drugs that are at various stages of development without any further investment or use of our cash, we will enjoy the benefit of potential future revenues from milestone payments and royalties.

Third, we have a great discovery platform that has a very strong, incredible track record.  Not only have we shown we can discover drugs, but in many cases, our drug discoveries have made it all the way to product approval or to late stage development.  This can be the engine for new deal making.

And finally, we believe we have the right thinking about how to run a biotech company, stick to what you’re good at, keep costs low, protect your cash on the balance sheet, and transfer the development costs and risks through partnerships.

Now, moving on, I want to share some thoughts on our acquisition of Pharmacopia.  Its early days, but I truly feel for investors in both companies, this is a sensational deal.  When we announced it, we said the two companies were a perfect fit.  Having recently closed the acquisition, we still see it the same way, and in fact, we’re perhaps even more excited about the opportunities we’ll have by adding on the Pharmacopia business than we were when we first announced the deal last September.

The integration has gone smoothly and we’ve been able to move quickly to cut costs, refocus the business and integrate it into Ligand’s already lean operations.  Since the time we closed the deal, just seven weeks ago, we have received positive results on the DARA phase 2B trial.  We’re able to enter a new drug screening deal that will generate new revenue for us over the next two years.  And we earned a $1 million payment from Schering-Plough for their Alzheimer’s drug.

On a combined basis, we have nine corporate partners developing over 20 molecules for a range of indications; include COPD, asthma, rheumatoid arthritis, chronic liver disease, and osteoporosis.  The partnerships have the potential to generate over a half a billion dollars of R&D and milestone payments as well as have a chance to generate a string of royalties that could extend well past the next 10 to 15 years.

Now, I mentioned the recent approval of Promacta, this is a major development for Ligand as it adds a second royalty to our revenue stream and because we enjoy a healthy royalty rate for a long period of time.

The initial indication the drug is approved for is the chronic treatment of ITP in the United States.  We look forward to the filings and approvals for this indication and other markets around the world as well as the potential for other indications to be added to the label as GSK is pursuing an ambitious late stage development plan for other indications as well.

Also, we entered an additional license agreement with GSK in December of last year for LGD4665 and our other proprietary (tepo) drugs.  This further expands GKS’s (tepo) franchise and Ligand’s potential to earn even more royalties on (tepo) drugs.

On a somewhat related topic, today we issued a separate release announcing that we settle the ongoing litigation with Rockefeller relating to claims of their economic interest in Promacta and other drug candidates.  Overall, this is a good outcome for both parties.  Under the original contract with Rockefeller, in general, they were claiming we owed them 25 percent, one quarter of all payments we have already received or will receive from GSK for Promacta as well as other potential molecules.  Now, under the settlement agreement, we have agreed to pay five million cash upfront, one million each on the first and second anniversary of the deal being signed, so that will be February 2010, and February 2011.

We will also pay a share of royalty we receive on Promacta, otherwise known as Eltrombopag.  The level of sharing will be 5.88 percent on royalties we actually receive for annual sales below 1.5 billion by GSK, and then a seven percent sharing on royalties we actually receive on sales above 1.5 billion in sales generated by GSK.

Now, to be clear, those percentage are not a percent of GSK sales, they are a percentage sharing of what we actually receive from GSK.

Now, we also agreed to pay a 1.5 percent worldwide net sales on LTD 4665 and we’ll pay this out of the 16 percent royalty that is due to us from GSK for that drug.

And finally, we agreed to sharing half of any future milestones with Rockefeller for other molecules that stem from our deal with Glaxo in the early 1990s.  Aside from a back up to Eltrombopag, we are not aware of other molecules being developed at this time and we believe that milestones, if any, from that agreement going forward will be minimal.

And again, to be clear, there will be no milestone sharing for LGD 4665 under the agreement we just signed with GSK in December.

Now, given the significant legal costs that we are incurring at the recent approval of Promacta, our deal with GSK for LTD 4665, now is a good time to get this matter resolved.  We can afford to do the deal and it’s a good outcome for Ligand to get this overhang and distraction behind us.

With that, I’d like to turn it over to John to walk through our financial.

John Sharp:

Thank you, John.  Jumping right into the numbers, our total revenues for the fourth quarter of 2008 were $12.4, compared with $5.8 million for the fourth quarter of 2007.  Fourth quarter 2008 revenues consist of $5.4 million of royalty income from Avinza sales, a $5 million license payment from GSK for LGD 4665, and a $2 million milestone payment from GSK related to the approval of Promacta.

Fourth quarter 2007 revenues consisted of Avinza royalties as well as a $1 million milestone from GSK.

Research and development expenses in the fourth quarter of 2008 were $11.1 million, compared with $10.4 in the fourth quarter of 2007.

Fourth quarter 2008 expenses include $6 million related to the settlement agreement with Rockefeller University that was just announced.  Excluding this settlement expense, the decrease in R&D expenses is primarily due to headcount related expenses as a result of our restructuring back in the fourth quarter of 2007.  As well as lower outside research costs related to our internal programs.

General and administrative expenses in the fourth quarter were $3.2 million, compared with $3.9 million in the fourth quarter of 2007.  The decrease in expenses is again, primarily due to lower headcount related costs.

As a result of our acquisition of Pharmacopia in December, we also expect to record a write of acquired in process research and development of approximately $72 million.  This amount is management’s best estimate, based on available information and is subject to change.  The final amount will be recorded in our 2008 annual report on form 10K.   The remaining eligible purchase price of approximately $6 million or any adjustments to acquired in process research and development will be recorded on our balance sheet as an intangible asset to either be amortized over a period or review for impairment on an annual basis.

Including the write off of in process research and development, the loss from continuing operations for the fourth quarter of 2008 was $73.7 million or 76 cents per share, compared to a loss of $5.3 million or six cents per share for the fourth quarter of 2007.

During the fourth quarter of 2008, we also reported income from discontinued operations of $4.1 million or four cents per share, compared with income of $11.3 million or 12 cents per share in the fourth quarter of 2007.

Our total net loss for the fourth quarter of 2008 was $69.6 million, or 72 cents per share compared with total net income of $5.9 million or six cents per share in the fourth quarter of 2007.

As of December 31, 2008 cash, cash equivalents, short term investments, and restricted investments totaled $82 million.  In addition, approximately $10.2 million of cash is held in a trust account to support potential identifiable claims on behalf of certain current and former members of Ligand’s board of directors.

Also at December 31, we have approximately 113 million shares outstanding of common stock and 350 to 400 million of federal net operating lost carry forwards.

Now, looking forward to 2009, on the revenue side, we expect our total revenues to be between 430 and 34 million, including approximately $9 million of non-cash deferred revenue from collaboration agreements.  Our revenues will be consistently split from four sources.  First, royalties from Avinza and Promacta payments.  Second, payments for research performed on behalf of collaborators.  Third, expected milestone payments and finally, the non-cash deferred collaboration revenue I just mentioned.

We expect our operating expenses from our continuing business to be between $50 and 54 million, including $2 million of gain on sale lease back and approximately $8.5 million of non-cash depreciation, amortization and stock based compensation.

On the cash side, for our continuing business we expect to burn approximately $20 million in cash during 2009.  In addition, in January we paid off approximately $3.5 million of debt from Pharmacopia, we will also make payments of $8.5 million, related to our settlement agreements with Rockefeller and the (Salk) Institute.  And we expect to pay out approximately $4 million for fees and expenses related to the acquisition of Pharmacopia.

I would now like to turn the call over to Martin Meglasson.

Martin Meglasson:

Thanks, John.  I would like to provide some background on the three phase two clinical development programs that were added to our pipeline in the Pharmacopia transaction and an update on our SARM program.

Schering-Plough is developing a CXCR2 (chemokine) receptor antagonist, SCH527123, that was co-invented by Pharmacopia and Schering-Plough.  The CXCR2 receptor plays an important role in respiratory diseases involving neutrophilic inflammation and mucus overproduction.

Schering-Plough has recently completed data collection in a 12 week, double blind, placebo controlled phase two study of SCH527123 in smokers with COPD.

Schering-Plough is currently conducting two phase two clinical trials in asthma patients that are estimated to be completed in the first half of 2009.

In another collaboration, Bristol Myers Squibb is developing a P38 (mat) Kinase inhibitor BMS582949 that was discovered in a research collaboration between BMS and Pharmacopia.

P38 Kinase is a convergence point for multiple signaling pathways involved in inflammation.  Because of P38 Kinase’s central role, inhibitors of the enzyme have long been sought as potential drugs for a variety of inflammatory diseases.

Early attempts by other companies to develop P38 Kinase inhibitors have floundered in phase one due to liver function abnormalities.  At the 2008 American College of Rheumatology annual meeting, BMS scientists reported results from three phase one clinical trials in healthy men and up to 600 milligrams of BMS582949 once daily for 28 days.

The compound was well tolerated with no serious adverse events observed.  The most common adverse events were dizziness, rash and headache.  Most adverse events were mild to moderate in intensity, not dose related, also observed in placebo subjects and resolved by steady discharge.

Most laboratory abnormalities were grade one or two and were comparable between BMS582949 and placebo groups.

BMS has completed a positive phase one exploratory medicine study of this compound in patients with stable rheumatoid arthritis concurrently receiving Methotrexate.  BMS has three phase two clinical trials ongoing with the compound.  These are in rheumatoid arthritis patients receiving Methotrexate in atherosclerosis patients receiving low to moderate doses of atorvastatin and in plaque psoriasis patients.

We recently finished a phase 2B clinical trial with PS433540, our dual acting angiotensin one and endothelin A receptor antagonist in hypertensive patients.  A press release and our webcasted CEO bio presentation covered the positive preliminary results from this study.

In a nutshell, the concept that dual receptor blockade would produce a larger reduction in blood pressure than angiotensin receptor blockade alone was reconfirmed in this study.  This suggests that better therapeutic outcomes might be achieved in hypertension related disorders such as diabetic nephropathy with PS433540 than current drugs.  We will present the final results from this study at an appropriate scientific meeting in the near future.

We have now completed nine clinical trials with PS433540, we do not intend to conduct additional clinical trials with the compound, but based on our extensive clinical and pre-clinical databases, we will be holding discussions with prospective partners for licensing the DARA program in the near future.

Moving on to selective androgen receptor modulators or SARMs, these are novel drugs for the treatment of frailty, (kikexia) and osteoporosis.  Two events have occurred in our SARM program since our last update, and IND was filed on LGD4033, our second generation SARM compound which is highly tissue selective for muscle and bone and spares the prostate and uterus.

We also acquired PS178990, a highly potent oral SARM in the Pharmacopia transaction.  A phase one single ascending dose clinical trial has been completed with this latter compound.  We re excited about the SARM category, the combination of multiple SARMs in our portfolio provides us a variety of development options.  We are putting together our plans for how best to drive forward this interesting new therapeutic category for partnering purposes.

Now, over to you, John.

John Higgins:

Yes, Martin, thank you.  Well that ends our prepared remarks.  We’d like to turn it over to the operator for questions.

Operator:

At this time, I would like to remind everyone if you would like to ask a question, please press star, then the number one on your telephone keypad.

Your first question comes from (Joe Patent) from (Marium Currian and Ford).  Go ahead, sir.

(Joe Patent):

Hi, good afternoon fellows.  Thanks for hosting the call and thanks for taking my question.  Congratulations on the progress.  Can you hear we OK?

Male:

Yes, you bet, (Joe).  Thank you.

(Joe Patent):

Great.  Two quick questions, one on DARA and then one on Pfizer Wyeth.  Now that you’ve come out with the data, I know you’re focusing on partnering DARA, I’m just curious if you could give any visibility on the type of partnership you’d be looking for now that you have this phase 2B data in hand.

Male:

Yes, sure, sure.  You bet, (Joe).  Thanks, thanks for the question.  So we have the data, we’re encouraged by the data; we really do believe this appears to be a good medical treatment.  Obviously since we acquired Pharmacopia, we’re really going back, looking at the conversations they had prior to the acquisition, they’d reached out to dozens of companies and many of the parties were interested in the program but were keen to see the final phase 2B data.  So we’re going back, we’re reviewing the key contacts where the dialogue was left off.

Our objective a Martin indicated, we finished the study, we are preparing a full abstract, we’ll have some medical publications later this spring, maybe May or June.  In the meantime, we’ll prepare our package and really reach out and reinitiate the dialogue.  As far as what sort of partnership?  I think it’s too early to really talk structure or expectations.  One thing we’re clear of, though, we think we’ve got a very robust and compelling data package.  We don’t plan to do anymore development ourselves, we want to get out there, see if we can partner this, find a good home for it and transfer the cost and future development to a third party.

(Joe Patent):

Great.  And if I could just follow up real quick in Pfizer Wyeth, obviously I’m not asking you to put your self in the minds of Pfizer and Wyeth, but post merger of those two companies, they could have potentially two drugs on the market for osteoporosis and you know how do you see that sort of playing out with regard to royalties toward Ligand, because obviously you know one could potentially compete against the other.

John Higgins:

Yes, sure.  So maybe two questions there.  One is the prospect just from a regulatory perspective, approvals et cetera.  Obviously, we can’t predict the relative – regulatory timelines and approvals.  We are encouraged by the data.  What we’ve seen, what’s been published, there appears to be very good efficacy, attractive safety profile.  And it is our sense that the medical community is looking for more SARMs or other osteoporosis treatments, they want more options.

Having said that, we know both drugs have ha d a very difficult regulatory pass.  So we really can’t make a call as to whether one or both will be approved in any certain time frame.

As far as the merger, presuming it does go through, we do think these will be competitive drugs.  We’re waiting for clarity whether one will be required to be divested.  We don’t know if that will be the case, we’re trying to get that information and just as soon as we do, we’ll give – we’ll translate that to investors.

(Joe Patent):

Thanks a lot, John.

John Higgins:

You bet.  Hey, Joe, thank you.  Appreciate your support.

Operator:

And once again, if you would like to ask a question, please press star, then the number one on your telephone keypad.  That is star, then the number one on your telephone keypad.

Your next question comes from the line of Christopher James of Rodman & Renshaw.  Go ahead, sir.

Christopher James:

Taking my question and congratulations on an excellent fourth quarter.  Can you help us understand the size of the chronic ITP market a little bit better in the U.S.?  I mean is this a $200 million or $500 million opportunity split between you, GSK and Amgen.  And maybe potential sort of size of the other indications.

John Higgins:

Sure, sure.  Chris thanks for the question.  The market, the way we look at it, is there are roughly as as many as 100 to 200,000 patients characterized as having ITP, but I think the more severe patients who would be qualified to go on these medicines is probably more in the 50 to 60,000 patient level.  So that’s the target market.

Now, with any market, you aren’t going to get full penetration and I’ll – I’ll really defer to the analysts to think through whether it’s a fourth or a half of that market of patients that actually go on therapy.

So we’re talking you know somewhere in the you know the – you know somewhere below the 50 to 60,000 numbers of patients within the U.S.

Drug pricing is another factor, as we understand, having looked at the weekly treatment cost, the cost for Promacta could range in the $40 to 60,000 a year.  That’s a full year of treatment.  That is significantly below (in plate).  We think not only the dosing convenience, the efficacy, but also the pricing advantage creates a nice profile for Promacta, but I think what – when you’re talking about dollar size, you know we would look at a patient’s probably total market, below 50,000 patients, shared with Amgen, a treatment that is probably on average about a full year is 40 to 60,000, the full year per patient cost since this could be treated intermittently, it would be less than that.

I think when you roll it up for this market alone, in the U.S.; we think it could be several hundreds of millions of dollars.  That’s the target market.  We’re eager to see how the landscape plays out the next several quarters knowing that there are now two competitive products approved for the same indication.  But, we do think it is an important initial market, we believe that there are comparably sized markets elsewhere in the world and again, this is what we hope will be just the first indication of many that the drug could b approved for.

Christopher James:

Great, thanks.  I guess, could you give us a little bit of insight into what we should expect from Promacta sales in 2009?  It looks like (in plate) is doing pretty well, it looks like it could easily get up to 100 million, 2009 alone.

John Higgins:

Yeah, and we – we’ve talked with analysts and obviously are eagerly getting input from many third party source possible.  Generally we aren’t going to comment on our expectations for Promacta sales, we – we really want to look at what GSK does in the fist quarter or two, they are our partner, they’re running all the commercial plans.  I think we really want to look to see what guidance they give or direction they help investors with.  Our perspective realistically is this is an important medicine, it will be used, I think early on the sales will probably be low, but the potential for the drug, we really do believe is significant.  So I think from a guidance perspective, we’ve given a revenue range, we’re comfortable with that, it’s comprised of several factors.  You know, I think we don’t want to get ahead of ourselves in terms of Promacta royalty guidance, at least in the short term.  We really need more information before we start getting a sense of what the trend lines are going to be.

Christopher James:

Great.  Thanks, John, and thanks for taking my question.

John Higgins:

You bet, Chris.  Thank you.

Operator:

And once again, if you would like to ask a question, please press star, then the number one on your telephone keypad.  Star, then the number one on your telephone keypad.

Your net question comes from the line of Kevin Degeeter from Oppenheimer.  Go ahead, sir.

Kevin Degeeter:

Hey, good afternoon, guys.

John Higgins:

Kevin, I’m glad to hear you made in on the call.

Kevin Degeeter:

Made it out of the woods.  No, I appreciate the help all around.  Yes, so I apologize if you covered some of this earlier, but John, could you just give us what you know today on Pfizer and Wyeth and just the antitrust dynamic with retard to their two SARMs, I mean when might be have a little bit more clarity whether both of those will you know survive the merger into one entity or one may ultimately need to be divested.

John Higgins:

Right.  There was a question earlier but I know you had some trouble getting on the call.  So the – the simple answer, we don’t have a lot of information.  What we are hearing from various public sources is that people believe the merger will happen, it will probably happen in the third quarter, so we’re looking out six to eight months or so.  These are two clearly directly competitive drugs that are at the exact same stage of regulatory review.  You know I think that’s one part of this, will both drugs be approved and we’re realistic to know they’ve had a difficult path so far, but we’re encouraged by the product profiles.  We are reaching out to these two companies and any other source we can to try to get clarity.  Is there a divestment plan or will there be an FTC requirement to divest?  We just don’t know right now.  Just as soon as we hear something, we’ll make sure that we communicate that to investors.

Kevin Degeeter:

OK, terrific.  And I guess, sort of on a related point here, you know I mean, how do we think about you know the kind of more quarterly flow through of the integration you know for Pharmacopia here, in terms of the expense aspect.  And one thing, I apologize if you covered this.  But I mean, how do I think about this expense guide you provided for the year on a more quarterly basis?  I mean is it sort of you know meaningfully higher in the first quarter here, are you going to take some cost out of or was a lot of that done prior to close?

John Higgins:

Yes, right.  Good.  That hasn’t been covered, John, you want to give a little more detail on that?

John Sharp:

Yes, I think for the most part, you can expect the expenses to be fairly consistent throughout the quarters.  Most of the transition costs were upfront.  You may see a little bit higher in the first quarter, but nothing to speak of.

Kevin Degeeter:

OK, and just lastly on my side, and I appreciate all your help on this, can you just give us a sense of how you think about the M&A landscape out there now, I mean you know what type of assets are most interesting to you and have buyers, in your view you know really – excuse me, sellers, really come around to a good appreciation of you know kind of the revaluation of assets here in kind of small cap biotech, or is it still you know difficult to find wiling sellers out there?

John Higgins:

Yes, right.  Right, well generally we’ve got a reference point with Pharmacopia, we are finding it’s an abysmal equity environment, we all realize that.  Many companies are out of options and they otherwise have good assets, development programs and partnerships but they just don’t have access to capital and that’s something, at least in my career, I really can’t say I’ve ever seen before.  And so, out of necessity, we’re seeing more and more companies, and it’s become very cute the last four or five months.  Really facing the realities that they just don’t have funding or liquidity options.

As – and that is creating more opportunities, but also, I do believe that there is a perceptible changing in the way people are thinking about the realities of small cap biotech, frankly the costs are high, regulatory timelines were being pushed out, we’re finding that big pharma you can strike very attractive deals on earlier stage programs.  So the realities are changing.  So, you know I think as much as investors make a bet and they know the reason for why they want to own something, it is tough to do deals.  Its tough to get people to come around, but I think that we are seeing more companies interested in deal making and also more realistic about the realities of their responsibility to drive value for shareholders.  So, it’s a fascinating market.

As to Ligand, we like our business and our platform.  I think that we are looking to drive a business that is financially well managed, very prudent spending discipline and business where if we were to acquire other assets, they really have an eye toward potential positive cash flows, and not businesses or assets that would be ultimately a cash drain on the combined business.

Kevin Degeeter:

All right, listen, I appreciate that so much.  That’s very insightful.  Thank you.

John Higgins:

Thank you, Kevin.

Operator:

And once again, I would like to remind everyone, if you would like to ask a question, please press star then the number one on your telephone keypad.  Star, then the number one on your telephone keypad.

And you have a follow up question from Christopher James from Rodman & Renshaw.  Go ahead.

Christopher James:

Follow up.  Can you give us a little bit more color on the revenue guidance.  I guess can you tell us what you’re looking for in terms of you know milestones versus royalties?

John Higgins:

Yes, John, he gave some general remarks.  Maybe John, if you want to elaborate, but we have in this mix really four buckets and this is the way we see it going forward.  I think the buckets will change, but royalty revenue from both Avinza and Promacta, that’s one bucket, the second bucket are our contract R&D payments.  We got a couple of companies who every quarter are paying us money for research we’re helping them with.  And then a third bucket you know takes into account potential milestones we might get from existing collaborations and then this third bucket – or I’m sorry, the fourth bucket is non-cash deferred revenue.  When we did some license deals in the past we hung up the revenue on our balance sheet by accounting rules over time.  So those are the four buckets and that’s I think as the business revolves, those will remain in our picture.  As it turns out, with this revenue guidance, each one of those buckets is roughly the same amount, about a fourth of that total number.

Christopher James:

Great, that’s helpful.

John Higgins:

OK, well thank you.  We appreciate everybody’s time on the call.   I know it happened to be a very busy day for earnings calls, for some reason, but I just want to I guess conclude by saying that management and the board is very excited about our business.  We’ve worked hard to get here, we’ve had ambitious goals for ‘08, we thought last year was a successful year for us.  We have great asses, great track record and particularly given this tough economic environment, we believe we have the right mix of prudent spending discipline and clarity on our business and strategy to drive value for shareholders.  So we appreciate your support from investors and analysts and look forward to giving you updates throughout the year.

Thank you.

Operator:

This concludes today’s presentation; you may now disconnect your lines.

END